Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190911

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 30, 2013)

$

        % Senior Notes due                 , 20

We are offering $     million of our     % Senior Notes due     , 20     (the “senior notes”). We will pay interest on the senior notes semi-annually in arrears on              and              of each year. The first interest payment on the senior notes will be made on                 , 2017. We may redeem the senior notes, in whole or in part, at any time prior to maturity, at the applicable redemption prices described in this prospectus supplement. The senior notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will be our direct unsecured general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt.

Investing in the senior notes involves risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement and page 1 of the accompanying prospectus and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain risks that you should consider before investing in the senior notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts and Commissions		Proceeds to Entergy Corporation (before expenses)
Per senior note		%		%		%
Total	$		$		$

(1)	Including any interest that has accrued on the senior notes since their issue date if delivered after that date.

The underwriters expect to deliver the senior notes to purchasers on or about                     , 2016 through the book-entry facilities of The Depository Trust Company in New York, New York for the accounts of its participants, including Euroclear Bank SA/NV, and Clearstream Banking, société anonyme, Luxembourg.

Joint Bookrunning Managers

Barclays	Citigroup	J.P. Morgan	Morgan Stanley
BNP PARIBAS	Mizuho Securities	MUFG	Scotiabank

August     , 2016

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer of the senior notes in any jurisdiction where the offer is not permitted. In this prospectus supplement, “Entergy,” “we,” “us” and “our” refer to Entergy Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

Prospectus Supplement

RISK FACTORS

Investing in the senior notes involves certain risks. In considering whether to purchase the senior notes, you should carefully consider the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors and the information under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 (the “Second Quarter 2016 Form 10-Q”), each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to Entergy

Please refer to the information under the heading “Risk Factors” contained in the 2015 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Senior Notes

The senior notes will be effectively subordinated to the debt and preferred securities of our subsidiaries.

Our ability to meet our financial obligations under the senior notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The senior notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the senior notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the senior notes would have any claims to those assets. The indenture under which we will issue the senior notes (referred to herein as the “indenture”) does not limit the amount of debt that may be issued by our subsidiaries, whether secured or unsecured. As of June 30, 2016, our subsidiaries had approximately $12.4 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

The provisions of the senior notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the senior notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control. The indenture does not limit the amount of unsecured debt we or our subsidiaries may issue and it does not limit the amount of secured debt that may be issued by our subsidiaries, including our non-utility nuclear subsidiaries. As a result, we could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the senior notes. If we incur secured debt, to the extent permitted by the indenture, the senior notes will be effectively junior to such debt to the extent of the value of the collateral securing such debt. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the senior notes. The indenture does not contain provisions that permit the holders of the senior notes to require us to redeem or repurchase the senior notes in the event of a takeover, recapitalization or similar transaction.

An active trading market for the senior notes may not develop.

We cannot assure you that an active trading market for the senior notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their senior notes or the price at which holders of the senior notes will be able to sell their senior notes. Future trading prices of the senior notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our credit ratings and our performance. We do not intend to apply for listing of the senior notes on any securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), if the filings are made prior to the time that all of the senior notes are sold in this offering:

1. the 2015 Form 10-K;

2. our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

3. the Second Quarter 2016 Form 10-Q; and

4. our Current Reports on Form 8-K filed March 1, 2016, March 4, 2016, April 12, 2016, May 9, 2016, and August 9, 2016

You can also find more information about us from the sources described under “Where You Can Find More Information” in the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected financial information set forth below has been derived from (1) our annual financial statements for the three years ended December 31, 2015, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2015 Form 10-K, and (2) our unaudited financial statements for the six months ended and as of June 30, 2016, incorporated by reference in this prospectus supplement and the accompanying prospectus from the Second Quarter 2016 Form 10-Q. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Twelve Months Ended
	June 30, 2016		December 31,
			2015	2014	2013
	(Dollars in Thousands)
Consolidated Income Statement Data:
Operating Revenues	$10,952,345		$11,513,251	$12,494,921	$11,390,947
Operating Expenses	11,385,222		11,966,453	10,488,032	10,079,517
Other Income	129,143		142,973	170,472	205,591
Interest Expense	658,062		643,469	627,507	604,037
Income Taxes	(1,002,206)		(642,927)	589,597	225,981
Consolidated Net Income	194,447		(156,734)	960,257	730,572
Ratio of Earnings to Fixed Charges(1)(2)	—	(3)	— (4)	3.07	2.29

	As of June 30, 2016
	Amount	Percent
	(Dollars in Thousands)
Consolidated Balance Sheet Data:
Common Shareholders’ Equity:
Common Stock	$2,548	—%
Paid-in Capital	5,392,546	21.7
Retained Earnings	9,887,350	39.7
Accumulated Other Comprehensive Loss	(9,155)	—
Less — Treasury Stock	5,515,502	22.2

Total Common Shareholders’ Equity	9,757,787	39.2
Subsidiaries’ Preferred Stock Without Sinking Fund	318,185	1.3
Currently Maturing Long-Term Debt (5)	671,732	2.7
Notes Payable and Commercial Paper (5)	1,024,888	4.1
Long-Term Debt (5)(6)	13,112,072	52.7

Total Capitalization	$24,884,664	100.0%

(1)	As defined by Item 503(d) of Regulation S-K, “earnings” represent the aggregate of (a) income before the cumulative effect of an accounting change and before undistributed income of equity investees, (b) taxes based on income, (c) investment tax credit adjustments-net and (d) fixed charges, less preferred security dividend requirements of consolidated subsidiaries and capitalized interest. As defined by Item 503(d) of Regulation S-K, “fixed charges” includes interest (whether expensed or capitalized), related amortization, estimated interest applicable to rentals charged to operating expenses, and preferred security dividend requirements of consolidated subsidiaries. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.
(2)	The ratio of earnings to fixed charges for the six months ended June 30, 2016 was 2.76.

(3)	Earnings, as defined, for the twelve months ended June 30, 2016, were $872.4 million less than fixed charges, as defined.
(4)	Earnings, as defined, for the twelve months ended December 31, 2015, were $865.5 million less than fixed charges, as defined.
(5)	We intend to use the net proceeds from the sale of the senior notes to repay (i) a portion of the debt outstanding under our $3.5 billion revolving credit facility, which expires in August 2021 ($240 million outstanding as of June 30, 2016 and included in “Long-Term Debt” above), (ii) a portion of our outstanding commercial paper ($853 million outstanding as of June 30, 2016 and included in “Notes Payable and Commercial Paper” above) and/or (iii) $500 million aggregate principal amount of our 4.70% Senior Notes due January 15, 2017 (included in “Currently Maturing Long-Term Debt” above). As a result, this offering will not have a material effect on our capitalization. See “Use of Proceeds”.
(6)	Including approximately $716 million of securitization bonds that are non-recourse to our assets and revenues.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the senior notes will be approximately $     million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds we receive from the issuance and sale of the senior notes to repay (i) $500 million aggregate principal amount of our 4.70% Senior Notes due January 15, 2017, (ii) a portion of our outstanding commercial paper and/or (iii) a portion of the debt outstanding under our $3.5 billion revolving credit facility, which expires in August 2021. At August 12, 2016, we had approximately $240 million of debt outstanding under our revolving credit facility bearing interest at the weighted average interest rate of 2.27% per year and we had approximately $869.3 million of commercial paper outstanding bearing interest at the weighted average interest rate of 1.14% per year. Pending their application, we may invest net proceeds in short-term, highly liquid, high rated money market instruments and/or the Entergy System money pool. All of the underwriters, either directly or through affiliates are lenders under our revolving credit facility and, accordingly, may receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See “Underwriting — Relationships; Conflicts of Interest.”

DESCRIPTION OF SENIOR NOTES

General

The indenture permits us to issue an unlimited amount of securities from time to time in one or more series. All securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional securities of such series. This means that we may from time to time, without the consent of the existing holders of the senior notes, create and issue further securities having the same terms and conditions as the senior notes in all respects, except for issue date, price to public and, if applicable, the initial interest payment on the senior notes. Additional securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities of such series, including, if applicable, the senior notes. As of June 30, 2016, we had $1.6 billion aggregate principal amount of securities outstanding under the indenture.

Interest, Maturity and Payment

We are offering $     million aggregate principal amount of our     % Senior Notes due                 , 20    .

Interest on the senior notes will:

•	be paid at the rate of % per annum;

•	be payable in U.S. dollars;

•	be payable semi-annually in arrears on and of each year, commencing , 2017;

•	be computed on the basis of a 360-day year consisting of twelve 30-day months and for any interest period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	originally accrue from, and include, the date of initial issuance; and

•

be paid to the persons in whose names the senior notes are registered at the close of business on the Business Day (as defined below) immediately preceding such interest payment date so long as all of the senior notes remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date with respect to any senior notes if any of the senior notes do not remain in book-entry only form.

We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the senior notes at the applicable rate then borne by the senior notes to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

If an interest payment date, a redemption date or the maturity date falls on a day that is not a Business Day, then the payment of principal, premium, if any, or interest, as the case may be, due on that date need not be made on that date, but may be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, redemption date or maturity date, as the case may be, and no interest will accrue for the period after that date.

Form and Denomination

The senior notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the senior notes are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the senior notes as described in the accompanying prospectus under the heading “Description of the New Notes — Book-Entry Only Securities.”

Ranking

See “Description of the New Notes — Ranking” in the accompanying prospectus for a description of the ranking of the senior notes. As of June 30, 2016, we had approximately $2.7 billion (including indebtedness due within one year) of indebtedness outstanding on our balance sheet that would have ranked equally with the senior notes being issued. As of June 30, 2016, our subsidiaries had approximately $12.4 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year) that would be structurally senior to the senior notes being issued. See “Use of Proceeds.”

Sinking Fund

The senior notes will not be subject to a sinking fund provision and will not be subject to purchase by us at the option of holders prior to maturity.

Optional Redemption

General

At any time prior to                 , 20     (     months prior to the maturity date of the senior notes), we may redeem the senior notes, in whole or in part, at our option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

•	100% of the principal amount of the senior notes being redeemed, and

•

as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on                     , 20     of the principal amount of the senior notes being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the senior notes being redeemed to                     , 20     (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus     %,

plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date.

At any time on or after                 , 20     (     months prior to the maturity date of the senior notes), we may redeem the senior notes, in whole or in part, at our option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the senior notes (assuming, for this purpose, that the senior notes matured on             , 20    ), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi- annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes (assuming, for this purpose, that the senior notes matured on             , 20    ) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes (assuming, for this purpose, that the senior notes matured on             , 20    ).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or, in each case, an affiliate thereof, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Limitation on Liens

So long as any senior notes remain outstanding, we will not secure any Debt with a lien on any shares of the capital stock or other equity interests (including partnership interests or membership interests in a limited liability company) of any of our Significant Subsidiaries, which shares of capital stock or other equity interests we directly or indirectly own from the date of the indenture or thereafter, unless we equally and ratably secure all senior notes (or secure all senior notes on a priority basis). However, this restriction does not apply to or prevent:

(1) (i) liens upon capital stock or other equity interests acquired after the date of the indenture, directly or indirectly, by us to secure (A) the purchase price of such capital stock or other equity interests or (B) Debt incurred solely for the purpose of financing the acquisition of any such capital stock or other equity interests, (ii) liens existing on any such capital stock or other equity interests at the time of acquisition, and (iii) extensions, renewals or replacements of any of the foregoing, provided that in connection with clause (iii), the principal amount of Debt so secured shall be for the same or a lesser principal amount of the Debt secured by the lien and no such lien shall extend to or cover any capital stock or other equity interests other than the capital stock or other equity interests being acquired or to more than the same proportion of all shares of capital stock or other equity interests as was covered by the lien that was extended, renewed or replaced; or

(2) attachment, judgment or other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and (i) the claims secured by the lien are being actively contested in good faith by appropriate proceedings or (ii) payment of the claims is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies.

Liens on any shares of the capital stock or other equity interests (including partnership interests or membership interests in a limited liability company) of any of our Significant Subsidiaries, other than liens described in (1) and (2) above, are referred to in this prospectus supplement as “restricted liens.” The foregoing limitations do not apply to the extent that we create any restricted liens to secure Debt that, together with all of our other Debt secured by restricted liens, does not at the time exceed 5% of our Consolidated Net Worth, as determined by us as of a month end not more than 90 days prior to the creation of the restricted lien. As of June 30, 2016, 5% of our Consolidated Net Worth (as defined for purposes of this covenant) was approximately $488 million.

For purposes of this covenant, the following terms shall be defined as follows:

“Consolidated Net Worth” means the sum of the capital stock, excluding treasury stock and capital stock subscribed for and unissued, and surplus, including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus, accounts of us and our subsidiaries appearing on a consolidated balance sheet of us and our subsidiaries prepared as of the date of determination in accordance with generally accepted accounting principles consistent with those applied in the preparation of our consolidated financial statements, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock or other equity interests and surplus of subsidiaries.

“Debt”, with respect to any person, means (without duplication) all liabilities, obligations and indebtedness, contingent or otherwise, of such person:

(1) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments;

(2) to pay the deferred purchase price of property or services, other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due;

(3) as lessee under leases, which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases;

(4) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit, other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business; and

(5) to be liable for, or to pay for, as obligor, guarantor or otherwise, on the Debt of another person.

“Domestic Regulated Utility Subsidiary” means a direct or indirect domestic subsidiary of ours engaged in the generation, transmission or distribution of electricity or the transmission or distribution of natural gas that is regulated as to rates by the Federal Energy Regulatory Commission (the “FERC”) (or successor federal agency) or a state or local governmental body on a cost-of-service basis.

“lien” means, with respect to any asset, any mortgage, lien, pledge or security interest of any kind in respect of such asset.

“Significant Subsidiary” means any Domestic Regulated Utility Subsidiary: (1) the total assets (after intercompany eliminations) of which exceed 5% of our total assets and the total assets of our subsidiaries or (2) the net worth of which exceeds 5% of the Consolidated Net Worth of us and our subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of us and our subsidiaries. In no event shall “Significant Subsidiary” include any entity that was a Domestic Regulated Utility Subsidiary on June 30, 2016, and as of such date, (1) had total assets (after intercompany eliminations) which were 5% or less of our total assets and the total assets of our subsidiaries at such date or (2) had a net worth which was 5% or less of the Consolidated Net Worth of us and our subsidiaries at such date. As of June 30, 2016, “Significant Subsidiary” includes Entergy Arkansas, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy Texas, Inc., and System Energy Resources, Inc.

“subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries. For the purposes of this definition, “voting stock” means stock or other interests (including partnership or limited liability company interests) that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock or other interests has such voting power by reason of any contingency.

Regulations prohibit or restrict the encumbrance or pledge of public utility assets for the benefit of an associated company. Any pledge of a Significant Subsidiary’s capital stock or other equity interests to secure the senior notes (if required by the above covenant) could require approval of the FERC or the applicable state public utility regulatory commission. Even with a valid pledge of a Significant Subsidiary’s capital stock or other equity interests, foreclosure under the indenture may be subject to applicable regulatory requirements, including approval by each of the FERC and the applicable public utility regulatory commission, if foreclosure or the sale of the pledged Significant Subsidiary’s capital stock or other equity interests may constitute a transfer of control of such Significant Subsidiary. Applicable law gives each of the FERC, and the applicable state public utility regulatory commission(s) broad discretion to define “control” for these purposes, and any such determination would depend upon the facts and circumstances existing at the time. Accordingly, the ability to foreclose on and dispose of capital stock or other equity interests in a Significant Subsidiary may be restricted or delayed by applicable regulatory requirements.

Additional Information

For additional information about the senior notes, see “Description of the New Notes” in the accompanying prospectus, including:

1. additional information about the terms of the senior notes,

2. general information about the indenture and the trustee, including the ranking of the senior notes,

3. a description of certain restrictions contained in the indenture, and

4. a description of events of default under the indenture.

UNDERWRITING

General

Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell each of the underwriters named below, for whom Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, and each of the underwriters has severally agreed to purchase, the principal amount of senior notes set forth opposite its name below:

Name	Principal Amount of Senior Notes
Barclays Capital Inc.	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.

Total	$

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the senior notes if any of the senior notes are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the senior notes may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer all or part of the senior notes directly to the public at the price to public set forth on the cover page hereof and may offer the senior notes to certain securities dealers at such price less a concession not in excess of             % of the principal amount of the senior notes. The underwriters may allow, and such dealers may reallow certain brokers and dealers, a concession not in excess of             % of the principal amount of the senior notes. After the initial offering of the senior notes, the offering price and other selling terms of the senior notes may from time to time be varied by the underwriters.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We estimate that our total expenses for this offering will be approximately $810,000, excluding underwriting discounts and commissions.

The senior notes will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of senior notes to sell their senior notes or (3) the price at which the holders of senior notes would be able to sell their senior notes. If such a market develops, the senior notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operation, financial condition or prospects. We do not intend to apply for listing of the senior notes on any securities exchange or for inclusion of the senior notes in any automated quotation system.

To facilitate the offering of the senior notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, they may over-allot in connection with the offering, creating a short position in the senior notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the senior notes, the underwriters may bid for, and purchase, the senior notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the senior notes in the offering, if they repurchase previously distributed senior notes in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the senior notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Foreign Selling Restrictions

No action has been or will be taken in any jurisdiction that would permit a public offering of any of the senior notes, or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Each underwriter shall comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers senior notes or has in its possession or distributes this prospectus supplement and the accompanying prospectus or any other offering material, in all cases, at its own expense.

In relation to each member state of the European Economic Area which has implemented the prospectus directive (each, a “relevant member state”), each underwriter has severally represented and agreed that with effect from and including the date on which the prospectus directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of the senior notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that relevant member state other than:

(a) to any legal entity which is a qualified investor as defined in the prospectus directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the prospectus directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the prospectus directive,

provided that no such offer of senior notes referred to in (a), (b) or (c) above shall require Entergy or any underwriter to publish a prospectus pursuant to Article 3 of the prospectus directive.

For purposes of this provision, the expression an “offer of senior notes to the public” in relation to any senior notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes as the same may be varied in that member state by any measure implementing the prospectus directive in that member state, and the expression “prospectus directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the relevant member state.

Each underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to Entergy and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the senior notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the senior notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the senior notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time. The senior notes have not and will not be registered with the Swiss Financial Market Supervisory Authority FINMA and have not and will not be authorized under the Federal Act on Collective Investment Schemes of 23 June 2006. The protection afforded to investors in collective investment schemes certificated by the Federal Act on Collective Investment Schemes of 23 June 2006 does not extend to acquirers of the senior notes.

Relationships; Conflicts of Interest

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive customary compensation. Currently, all of the underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities, including our approximately $3.5 billion revolving credit facility described under “Use of Proceeds” above. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge and may continue to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the senior notes. Any such credit default swaps or short positions could adversely affect future trading prices of the senior notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We may use a portion of the net proceeds of this offering to repay a portion of the outstanding amounts owed by us under our $3.5 billion revolving credit facility, including amounts we owe to the underwriters or their affiliates who have extended to us loans under that credit facility as described under “Use of Proceeds” above. Because more than 5% of the net proceeds from this offering may be used to repay amounts owed to such underwriters (or their affiliates) in respect of such credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Under Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as this offering is of a class of securities that are “investment grade rated” within the meaning of Rule 5121. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving the specific written approval of the account holder.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2015 Form 10-K, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ENTERGY CORPORATION

DEBT SECURITIES

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

We may from time to time offer to sell our debt securities in one or more series.

This prospectus may be used to offer and sell our debt securities, only if accompanied by the prospectus supplement for those debt securities. We will provide the specific information about those offerings and the specific terms of those debt securities, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the debt securities offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the debt securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related debt securities.

The date of this prospectus is August 30, 2013.

RISK FACTORS

Investing in the debt securities involves certain risks. In considering whether to purchase the debt securities being offered (the “New Notes”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013, each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a “shelf” registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Notes described in this prospectus. As allowed by the SEC’s rules, this prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Each time we sell New Notes we will provide a prospectus supplement containing specific information about the terms of those New Notes and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the New Notes, you can read the exhibits to the registration statement.

ENTERGY CORPORATION

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 30,000 MW of aggregate electric generating capacity, including more than 10,000 MW of nuclear power, making us one of the nation’s leading nuclear generators. We deliver electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We generated annual revenues of $10.3 billion in 2012 and currently have more than 14,000 employees.

We operate primarily through two business segments: Utility and Entergy Wholesale Commodities.

•

The Utility business segment includes generation, transmission, distribution and sale of electric power in portions of Arkansas, Mississippi, Texas and Louisiana, including the City of New Orleans and operates a small natural gas distribution business. As discussed in more detail in the 2012 Form 10-K, we have entered into an agreement to spin off our transmission business and merge it with a newly-formed subsidiary of ITC Holdings Corp.

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The Entergy Wholesale Commodities business segment includes the ownership and operation of six nuclear power plants located in the northern United States and the sale of the electric power produced by those plants to wholesale customers. This business also provides services to other nuclear power plant owners. Entergy Wholesale Commodities also owns interests in power plants that sell the electric power produced by those plants to wholesale customers.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, therefore, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549-1004

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of the offerings contemplated by this prospectus:

1.   the 2012 Form 10-K;

2.   our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013; and

3.   our Current Reports on Form 8-K dated May 3, 2013 (filed May 9, 2013), May 20, 2013 (filed May 20, 2013), June 19, 2013 (filed June 20, 2013), June 28, 2013 (filed July 1, 2013) and August 27, 2013 (filed August 27, 2013).

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Mark G. Otts

Assistant General Counsel — Corporate and Securities

Entergy Services, Inc.

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-5228

You may also direct your requests via e-mail to motts@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the New Notes. We are not, nor are any underwriters, dealers or agents, making an offer of the New Notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

RATIOS OF EARNINGS TO FIXED CHARGES

We have calculated our ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Six Months Ended June 30,		Twelve Months Ended December 31,
2013	2012	2012	2011	2010	2009	2008
2.42	1.19	2.21	3.53	3.63	3.62	3.47

As defined by Item 503(d) of Regulation S-K, “earnings” represent the aggregate of (a) income before the cumulative effect of an accounting change and before undistributed income of equity investees, (b) taxes based on income, (c) investment tax credit adjustments-net and (d) fixed charges, less preferred security dividend requirements of consolidated subsidiaries and capitalized interest. As defined by Item 503(d) of Regulation S-K, “fixed charges” includes interest (whether expensed or capitalized), related amortization, estimated interest applicable to rentals charged to operating expenses, and preferred security dividend requirements of consolidated subsidiaries. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any New Notes that may be offered hereby for general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of New Notes.

DESCRIPTION OF THE NEW NOTES

The following description sets forth the general terms and provisions of the New Notes that we may offer by this prospectus. We will describe the particular terms of the New Notes, and provisions that vary from those described below, in one or more prospectus supplements.

We may issue the New Notes from time to time in the future, in one or more series, under an Indenture (for Unsecured Debt Securities) dated as of September 1, 2010, as it has heretofore been supplemented and may be amended or supplemented from time to time (the “indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The indenture and a form of officer’s certificate establishing a series of New Notes are each filed as exhibits to the registration statement of which this prospectus forms a part. For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the officer’s certificate(s) relating to the New Notes. All debt securities issued or to be issued under the indenture, including the New Notes offered by this prospectus, are referred to herein as “securities.”

This section of the prospectus contains a summary of all material provisions of the indenture. The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Notes or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definitions of some of the terms used in the indenture. We also include references in parentheses to some of the sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Notes described in the applicable prospectus supplement or supplements. The indenture has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the New Notes.

General

The indenture permits us to issue an unlimited amount of securities from time to time in one or more series. All securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional securities of such series. This means that we may from time to time, without the consent of the existing holders of the New Notes, create and issue further securities having the same terms and conditions as the New Notes in all respects, except for issue date, price to public and, if applicable, the initial interest payment on the New Notes. Additional securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities of such series, including, if applicable, the New Notes. As of June 30, 2013, we had $1.5 billion aggregate principal amount of securities outstanding under the indenture.

Terms of Specific Series of the New Notes

A prospectus supplement and any supplemental indenture, board resolution or officer’s certificate relating to any series of New Notes being offered by this prospectus will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	the title of the New Notes;

•	any limit upon the total principal amount of the New Notes;

•	the dates, or the method to determine the dates, on which the principal of the New Notes will be payable and how it will be paid;

•	the interest rate or rates which the New Notes will bear, or how the rate or rates will be determined, the interest payment dates for the New Notes and the regular record dates for interest payments;

•	any right to extend the interest payments for, or the maturity of, the New Notes and the duration of any such extension;

•	the percentage, if less than 100%, of the principal amount of the New Bonds that will be payable if the maturity of the New Notes is accelerated;

•	any date or dates on which the New Notes may be redeemed at our option and the terms, conditions and any restrictions on those redemptions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the New Notes;

•	any additions or exceptions to the events of default under the indenture or additions or exceptions to our covenants under the indenture for the benefit of the holders of New Notes;

•	any denominations other than multiples of $1,000 in which the New Notes will be issued;

•

if payments on the New Notes may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

•	any terms pursuant to which the New Notes may be converted into or exchanged for other securities of ours or of another entity;

•	any collateral security for the New Notes; and

•	any other terms of the New Notes not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

We may sell New Notes at a discount below their principal amount. United States federal income tax considerations applicable to New Notes sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Notes at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Notes denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Notes denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the indenture does not contain any provisions that are intended to protect holders of New Notes in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control. The indenture does not limit the incurrence of debt by us or any of our subsidiaries.

In this section, references to “we,” “our” and “us” mean Entergy Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. The New Notes are not obligations of, and will not be guaranteed by, any of our subsidiaries.

Redemption

We will set forth any terms for the redemption of New Notes of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Notes redeemable at the option of the holder of those New Notes, New Notes will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Indenture, Section 404.) Unless the New Notes are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “— Book-Entry Only Securities”), if less than all of the New Notes of any series or any tranche thereof are to be redeemed, the trustee will select the New Notes to be redeemed. In the absence of any provision for selection, the trustee will choose a method of selection as it may deem fair and appropriate. (Indenture, Section 403.)

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, New Notes will cease to bear interest on the redemption date. (Indenture, Section 405.) We will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Note for redemption. (Indenture, Section 405.) If only part of a New Note is redeemed, the trustee will deliver to the holder of the New Note a new New Note of the same series for the remaining portion without charge. (Indenture, Section 406.)

We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the New Notes. (Indenture, Section 404.)

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, interest on the New Notes payable on each interest payment date will be paid to the person in whose name that New Note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the New Notes remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date if any of the New Notes do not remain in book-entry only form. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Note, other than at maturity, the defaulted interest may be paid to the holder of such New Note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that New Note may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the New Notes at maturity will be payable upon presentation of the New Notes at the corporate trust office of Wells Fargo Bank, National Association, in The City of New York, as our paying agent. We may change the place of payment on New Notes and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion. (Indenture, Section 602.)

As long as the New Notes are registered in the name of DTC, we will pay principal, premium, if any, and interest due on New Notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the New Notes as described under “— Book-Entry Only Securities.”

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, and subject to restrictions related to the issuance of New Notes through DTC’s book-entry system, the transfer of New Notes may be registered, and New Notes may be exchanged for other New Notes of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. We may change the place for registration of transfer and exchange of New Notes and may designate additional places for registration and exchange. (Indenture, Section 602.) No service charge will be made for any transfer or exchange of New Notes. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any New Notes during the 15 days before giving any notice of redemption, (b) any New Note during the 15 days before an interest payment date or (c) any New Note selected for redemption except the unredeemed portion of any New Note being redeemed in part. (Indenture, Section 305.)

Ranking

The New Notes will be our direct unsecured general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. As of June 30, 2013, we had approximately $2.638 billion (including indebtedness due within one year) of indebtedness outstanding that would have ranked pari passu with the New Notes. The indenture does not limit the amount of debt that may be issued under the indenture or the issuance of any other debt that would rank pari passu with the New Notes. In addition, we issue guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts.

Our ability to meet our financial obligations under the New Notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distributions of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The New Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the New Notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the New Notes would have any claims to those assets. The indenture does not limit the amount of debt or preferred securities that may be issued by our subsidiaries, whether secured or unsecured. As of June 30, 2013, our subsidiaries had approximately $11.4 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

Defeasance

Subject to certain conditions (including conditions that will be set forth in the officer’s certificate establishing a particular series of New Notes), we will be discharged from our obligations in respect of the New Notes if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the New Notes. (Indenture, Section 701.)

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and it expressly assumes our obligations on all outstanding securities, including the New Notes, and under the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding securities. (Indenture, Section 1102.) The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

“Event of default” when used in the indenture with respect to any series of securities, including the New Notes, means any of the following:

•	failure to pay interest on any security of that series for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any security of that series when due and payable;

•

failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of 33% in aggregate principal amount of the securities of that series; or

•	events of bankruptcy, insolvency or reorganization relating to us specified in the indenture.

In the case of the third event of default listed above, the trustee may extend the grace period. In addition, if registered owners of a particular series have given a notice of default, then registered owners of at least the same percentage of securities of that series, together with the trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action and we have given a notice of such corrective action to the trustee within such period.

(Indenture, Section 801.)

The trustee may withhold notice to the holders of securities of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

If an event of default applicable to the securities of any series but not applicable to other series of outstanding securities occurs and continues, either the trustee or the holders of a majority in aggregate principal amount of the securities of such series may then declare the principal amount of all securities of such series and interest accrued thereon to be due and payable immediately. However, under the indenture, some securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These securities are defined as “Discount Securities” in the indenture. If an event of default applicable to outstanding securities of more than one series exists, either the trustee or the holders of a majority in aggregate principal amount of all securities then outstanding of all such series, considered as one class, and not the holders of the securities of any one of such series, may declare the principal of all securities of all such series and interest accrued thereon to be due and payable immediately. As a consequence of each such declaration with respect to securities of any series, the principal amount of, or specified portion thereof in the case of Discount Securities, such securities and interest accrued thereon shall become due and payable immediately.

At any time after a declaration of acceleration with respect to the securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)  all overdue interest on all securities of the series;

(2)  the principal of and premium, if any, on any securities of the series then outstanding, which have otherwise become due and interest thereon that is currently due;

(3)  interest on overdue interest, if any, to the extent payment is lawful; and

(4)  all amounts due to the trustee under the indenture; and

•

any other event of default under the indenture with respect to the securities of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right. (Indenture, Section 802.)

Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction and not the holders of the securities of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

No holder of securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default under the indenture;

•

the holders of a majority in aggregate principal amount of the outstanding securities of all series in respect of which an event of default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has failed to institute any proceeding for 60 days after notice; and

•

no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding securities of all series in respect of which an event of default shall have occurred and be continuing, considered as one class.

(Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of a security for payment of the principal, premium, if any, or interest on the security on or after the applicable due date. (Indenture, Section 808.)

We have agreed under the indenture to provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of securities issued under the indenture, including holders of the New Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the securities;

•	to add additional covenants or other provisions for the benefit of the holders of all or any series of securities or for us to surrender any right or power under the indenture;

•	to add additional events of default under the indenture for all or any series of securities;

•

to change or eliminate or add any provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of securities of any series in any material respect, the change, elimination or addition will become effective only:

(1)  when the consent of the holders of securities of such series has been obtained in accordance with the indenture; or

(2)  when no securities of the affected series remain outstanding under the indenture;

•	to provide collateral security for all but not part of the securities;

•	to establish the form or terms of securities of any series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to amend and restate the indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of securities of any series in any material respect; or

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of securities of any series in any material respect.

(Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the securities of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of a majority in aggregate principal amount of the outstanding securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding security of the series affected. (Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of securities outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any security, or reduce the principal amount of any security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the securities of any series, without the consent of the holder of each outstanding security affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of securities, or modifies the rights of the holders of securities of one or more series, will not affect the rights under the indenture of the holders of the securities of any other series.

The indenture provides that securities owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same securities and the holder of every security issued upon the registration of transfer of or in exchange of these securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the security. (Indenture, Section 104.)

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of any series of securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

Notices

Notices to holders of New Notes will be given by mail to the addresses of such holders as they may appear in the security register for New Notes. (Indenture, Section 106.)

Title

We, the trustee, and any of our agents or agents of the trustee, may treat the person in whose name New Notes are registered as the absolute owner thereof, whether or not the senior notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

The trustee under the indenture will be Wells Fargo Bank, National Association. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our and their business. Wells Fargo Bank, National Association is a lender under our approximately $3.5 billion revolving credit facility.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Notes will trade through The Depository Trust Company (“DTC”). Each series of New Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the corporate trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the New Notes within the DTC system must be made through participants, who will receive a credit for the New Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased New Notes. Transfers of ownership in the New Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their New Notes of a series, except if use of the book-entry system for the New Notes of that series is discontinued.

To facilitate subsequent transfers, all New Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Notes. DTC’s records reflect only the identity of the participants to whose accounts such New Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of New Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the New Notes, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the New Notes may wish to ascertain that the nominee holding the New Notes has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to DTC. If less than all of the New Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Notes of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to New Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Notes are credited on the record date.

Payments of redemption proceeds, principal of, and interest on the New Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the New Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Notes.

DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the New Notes will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Notes. In that event or if an event of default with respect to a series of New Notes has occurred and is continuing, certificates for the New Notes of such series will be printed and delivered. If certificates for such series of New Notes are printed and delivered,

•	those New Notes will be issued in fully registered form without coupons;

•

a holder of certificated New Notes would be able to exchange those New Notes, without charge, for an equal aggregate principal amount of New Notes of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Notes would be able to transfer those New Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Notes including:

1.  through one or more underwriters or dealers;

2.  directly to one or more purchasers;

3.  through one or more agents; or

4.  through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Notes will set forth the terms of the offering of the New Notes, including:

1.  the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.  the initial public offering price;

3.  any underwriting discounts and other items constituting underwriters’ compensation;

4.  the proceeds we receive from that sale; and

5.  any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Notes through underwriters, they will acquire the New Notes for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Notes will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Notes, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Notes will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Notes of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Notes of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Note so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Notes in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Notes to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Notes through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Notes as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Notes will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the New Notes and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Notes.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, incorporated in this prospectus by reference from Entergy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the securities will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to the securities will be passed on for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents our affiliates in connection with various matters.